UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Toyota Motor Corp.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

892331307

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑:	Rule 13d-1(b)

☐:	Rule 13d-1(c)

☐:	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 669,929,227
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 669,929,227
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 669,929,227
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON MUFG Bank, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 214,430,905
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 214,430,905
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 214,430,905
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 439,871,815
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 439,871,815
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 439,871,815
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON Mitsubishi UFJ Kokusai Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 86,338,630
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 86,338,630
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 86,338,630
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 473,300
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 473,300
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 473,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON First Sentier Investors Holdings Pty Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New South Wales, Commonwealth of Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 100,860
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 100,860
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,860
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co.,Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 15,626,507
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 15,626,507
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,626,507
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,782,947
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 10,782,947
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,782,947
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON MUFG Securities EMEA plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,800,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,800,000
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,800,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

1	NAME OF REPORTING PERSON au Kabucom Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,043,560
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,043,560
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,560
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 892331307

ITEM 1

	(a)	Name of Issuer

Toyota Motor Corp.

	(b)	Address of Issuer’s Principal Executive Offices

1 Toyota-cho, Toyota-shi, Aichi 471-8571, Japan

ITEM 2

	(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

MUFG Bank, Ltd. (“MUBK”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Kokusai Asset Management Co., Ltd. (“MUKAM”)

MU Investments Co., Ltd. (“MUI”)

First Sentier Investors Holdings Pty Ltd (“FSIHD”)

Mitsubishi UFJ Securities Holdings Co.,Ltd. (“MUSHD”)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”)

MUFG Securities EMEA plc (“MUSEMEA”)

au Kabucom Securities Co., Ltd. (“KC”)

	(b)	Address of Principal Business Office or, if none, Residence

MUFG :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

MUBK :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

MUTB :
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUKAM :
12-1 Yurakucho 1-chome, Chiyoda-ku
Tokyo 100-0006, Japan

MUI :
3-11 Kandasurugadai 2-chome, Chiyoda-ku
Tokyo 101-0062, Japan

CUSIP NO. 892331307

FSIHD :
Level 5, Tower Three International Towers Sydney, 300 Barangaroo Avenue,
Barangaroo, NSW, 2000, Australia

MUSHD :
9-2, Otemachi 1-chome, Chiyoda-ku
Tokyo 100-8127 , Japan

MUMSS :
9-2, Otemachi 1-chome, Chiyoda-ku
Tokyo 100-8127 , Japan

MUSEMEA :
Ropemaker Place,25 Ropemaker Street,London,EC2Y 9AJ,
United Kingdom

KC :
2-5 Kasumigaseki 3-chome, Chiyoda-ku
Tokyo 100-6024, Japan

(c)	Citizenship

MUFG, MUBK, MUTB, MUKAM, MUI, MUSHD, MUMSS and KC: Japan
MUSEMEA: United Kingdom
FSIHD: Commonwealth of Australia

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

892331307(this CUISIP number is for the issuer’s American Depository Shares, not the Common Stock)

CUSIP NO. 892331307

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

	MUBK:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

	MUTB:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

CUSIP NO. 892331307

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUKAM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

CUSIP NO. 892331307

MUI:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

FSIHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP NO. 892331307

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

MUSHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Securities holding company

MUMSS:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

CUSIP NO. 892331307

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

MUSEMEA:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer, Bank

KC:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

CUSIP NO. 892331307

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

	If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

ITEM 4	Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	For MUFG

	(a) Amount beneficially owned:	669,929,227

	(b) Percent of class:	4.92%

	(c) Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	669,929,227

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	669,929,227

	(iv) Shared power to dispose or to direct the disposition of:	-0-

	For MUBK

	(a) Amount beneficially owned:	214,430,905

	(b) Percent of class:	1.57%

	(c) Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	214,430,905

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	214,430,905

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 892331307

For MUTB

(a)	Amount beneficially owned:	439,871,815

(b)	Percent of class:	3.23%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	439,871,815

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	439,871,815

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUKAM

(a)	Amount beneficially owned:	86,338,630

(b)	Percent of class:	0.63%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	86,338,630

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	86,338,630

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUI

(a)	Amount beneficially owned:	473,300

(b)	Percent of class:	0.00%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	473,300

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	473,300

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For FSIHD

(a)	Amount beneficially owned:	100,860

(b)	Percent of class:	0.00%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	100,860

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	100,860

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 892331307

For MUSHD

(a)	Amount beneficially owned:	15,626,507

(b)	Percent of class:	0.11%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	15,626,507

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	15,626,507

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUMSS

(a)	Amount beneficially owned:	10,782,947

(b)	Percent of class:	0.08%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	10,782,947

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	10,782,947

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSEMEA

(a)	Amount beneficially owned:	2,800,000

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	2,800,000

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	2,800,000

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	2,043,560

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	2,043,560

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	2,043,560

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 892331307

ITEM 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [√]

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2022, MUFG beneficially owns 669,929,227 shares of the issuer indirectly through its subsidiaries as follows: MUBK holds 214,430,905 shares; MUTB holds 439,871,815 shares (indirectly through a subsidiary, MUKAM) (indirectly through a subsidiary, MUI) (indirectly through a subsidiary, FSIHD); MUSHD holds 15,626,507 shares (indirectly through a subsidiary, MUMSS) (indirectly through a subsidiary, MUSEMEA); and (indirectly through a subsidiary, KC). Furthermore, FSIHD holds 100,860 shares (indirectly through a subsidiary, First Sentier Investors Realindex Pty Ltd).

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Managing Director, Deputy Head of Credit Policy & Planning Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

MUFG Bank, Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Managing Director, Deputy Head of Credit Policy & Planning Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Satoru Hanami

Name:	Satoru Hanami

Title:	Joint General Manager, Asset Management and Investor Services Planning Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

Mitsubishi UFJ Kokusai Asset Management Co., Ltd.

By:	/s/ Takashi Miyazaki

Name:	Takashi Miyazaki

Title:	Executive Officer, General Manager of Risk Management Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

MU Investments Co., Ltd.

By:	/s/ Minoru Nakaminami

Name:	Minoru Nakaminami

Title:	Senior Managing Director

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

First Sentier Investors Holdings Pty Ltd

By:	/s/ Yoshiki Ueno

Name:	Yoshiki Ueno

Title:	Deputy CEO

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

Mitsubishi UFJ Securities Holdings Co.,Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Chief Manager of Corporate Planning Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Chief Manager of Corporate Planning Division

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

MUFG Securities EMEA plc

By:	/s/ Douglas Tucker

Name:	Douglas Tucker

Title:	Chief Compliance Officer

CUSIP NO. 892331307

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 03, 2023

au Kabucom Securities Co., Ltd.

By:	/s/ Masato Watanabe

Name:	Masato Watanabe

Title:	Executive Officer Member of the Board